Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	ARNOLD D. LEVITT
Senior Vice President
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN REPORTS PROFIT FOR THREE MONTH PERIOD ENDED DECEMBER 31ST

BURLINGTON, New Jersey – February 13, 2007 – Franklin Electronic Publishers, Incorporated (AMEX:FEP) reported pre-tax income of $553,000 for its third fiscal quarter ended December 31, 2006 compared with $2,106,000 in the prior year quarter. Revenue for the current period was $17,179,000 compared with $17,894,000 in the prior year period. The prior year quarter included $1,800,000 of revenue and $1,740,000 of gross margin from the renewal of a three year technology licensing agreement by the Company’s Proximity licensing division. The pre-tax income of $553,000 for the current quarter is a 51% increase from the prior period pre-tax income of $366,000, without the contract renewal revenue. Net income for the current quarter was $393,000 or $.05 per share, compared with $1,995,000 or $.23 per share, after preferred stock dividends, in the prior year period.

For the nine months ended December 31, 2006, there was a net loss of $1,544,000, or $.19 per share compared with net income of $3,017,000 or $.34 per share after preferred stock dividends, in the prior year.

Barry Lipsky, President and CEO said that, “We just returned from our best Consumer Electronics Show in recent years. Our new 12 Language Speaking Translator (TGA-490) was very well received and will commence shipments later this month. We also recently began shipping the first of four new higher priced, speaking bilingual dictionaries in Germany and the first of seven new products with new and improved content, into the United Kingdom. I expect that within the next 90 days the balance of these new products will also begin shipping.” Mr. Lipsky went on to say that “Sales of these new products and our continuing expense reduction program should lead to increased sales and a return to profitability in our next fiscal year.”

About Franklin

Franklin Electronic Publishers Incorporated (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 37,000,000 electronic books since 1986. Current titles available directly or through partners number more than 26,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America, Australia and the European Community. Franklin’s products are available at 43,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books, and other electronic products, changes in technology, the impact of competitive electronic products, the management of inventories and of our expense reduction program, dependence on key licenses, titles and products, dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

(in thousands, except per share data)

	Three Months Ended December 31,
	2006	2005
Sales	$17,179	$17,894
Gross Margin	8,111	9,989
Pre Tax Income	553	2,106
Net Income	393	1,995
Preferred Stock Dividend	—	121
Income Applicable to Common Stock	393	1,874
Income Per Common Share
Basic	$0.05	$0.23
Diluted	$0.05	$0.22
Weighted Average Common Shares
Basic	8,218	8,200
Diluted	8,330	8,572

	Nine Months Ended December 31,
	2006	2005
Sales	$41,240	$49,444
Gross Margin	18,969	25,330
Pre Tax Income (Loss)	(1,328)	3,205
Net Income (Loss)	(1,544)	3,017
Preferred Stock Dividend	—	243
Income (Loss) Applicable to Common Stock	(1,544)	2,774
Income (Loss) Per Common Share
Basic	$(0.19)	$0.34
Diluted	$(0.19)	$0.32
Weighted Average Common Shares
Basic	8,217	8,135
Diluted	8,217	8,547